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                                                                     Exhibit 1.1
February 4, 2000

Board of Directors
Attn: G. Thomas Bowers
President & Chief Executive Officer
The Savings Bank of the Finger Lakes, FSB
470 Exchange St.
Geneva, NY 14456


RE: Reorganization and Plan of Conversion Marketing Services


Gentlemen:

This letter sets forth the terms of the proposed engagement between Friedman, Billings, Ramsey and Co., Inc. ("FBR") and The Savings Bank of the Finger Lakes, FSB (the "Savings Bank"), concerning our Investment Banking Services in connection with the Plan of Conversion and Reorganization (the "Plan") in connection with the reorganization of the Savings Bank, Finger Lakes Financial Corp. (the "Company"), and Finger Lakes Financial Corporation, M.H.C. (the "Mutual Holding Company") from the mutual holding company structure into the stock holding company structure. All references in this document to the Company or the Savings Bank include activities of Finger Lakes Financial Corp., Finger Lakes Financial Corporation, M.H.C. and The Savings Bank of the Finger Lakes, FSB.

FBR is prepared to assist the Savings Bank in connection with the offering of its shares of common stock during the Subscription Offering and Community Offering as such terms are defined in the Plan. The specific terms of the services contemplated hereunder shall be set forth in a definitive sales agency agreement (the "Agreement") between FBR and the Savings Bank to be executed prior to mailing of the Offering material. The price of the shares during the Subscription Offering and Community Offering will be the price established by the Savings Bank's Board of Directors, based upon an independent appraisal as approved by the appropriate regulatory authorities, provided such price is mutually acceptable to FBR and the Savings Bank.

In connection with the Subscription Offering and Community Offering, FBR will render the following services:

o    Act as the Financial Advisor to the Savings Bank
o    Create marketing materials and formulate a marketing plan
o Conduct training for all Directors and Employees concerning the reorganization and stock offering
o    Manage Stock Center and staff with FBR personnel

After the Offering, FBR intends to continue coverage of the Savings Bank through research coverage and intends on making a market in the Company's stock.
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                                                                      Mr. Bowers
                                                                February 4, 2000
                                                                     Page 2 of 5


At the appropriate time, FBR, in conjunction with its counsel, will conduct an examination of the relevant documents and records of the Savings Bank as FBR deems necessary and appropriate. The Savings Bank will make all documents, records and other information deemed necessary by FBR or its counsel available to them upon request.

For its services hereunder, FBR will receive the following compensation and reimbursement from the Savings Bank:

1. A management fee of $50,000 payable as follows, $25,000 upon the signing of this letter and $25,000 upon receiving OTS approval of the Plan application. Should the Plan be terminated for any reason not attributable to the action or inaction of FBR, FBR shall have earned and be entitled to be paid fees accruing through the stage at which point the termination occurred.

2. A marketing fee of $215,000 regardless of the number of shares of Common Stock sold in the Subscription Offering and Community Offering provided that the Reorganization and Conversion is consummated. The management fee of $50,000 will be subtracted from the marketing fee.

3. The foregoing commissions are to be payable to FBR at closing as defined in the Agreement to be entered into between FBR and the Savings Bank.

4. FBR shall be reimbursed for allocable expenses incurred by them, including legal fees, whether or not the Agreement is consummated. FBR will notify the Company if reimbursable expenses (excluding FBR's attorney's expenses of $25,000) are greater than $15,000.

It is further understood that the Savings Bank will pay all other expenses of the Plan including but not limited to its attorneys' fees, NASD filing fees, filing and registration fees and fees of either FBR's attorneys (limited to $25,000) or the attorneys relating to any required state securities law filings, telephone charges, air freight, supplies, conversion agent charges, transfer agent charges, fees relating to auditing and accounting and costs of printing all documents necessary in connection with the foregoing.

For purpose of FBR's obligation to file certain documents and to make certain representations to the NASD in connection with the Plan, The Savings Bank warrants that: (a) The Savings Bank has not privately placed any securities within the last 18 months; (b) there have been no material dealings within the last 12 months between the Savings Bank and any NASD member or any person related to or associated with any such member; (c) none of the officers or directors of the Savings Bank has any affiliation with the NASD; (d) except as contemplated by this engagement letter with FBR, the Savings Bank has no financial or management consulting contracts outstanding with any other person other than The Endicott Group; (e) the Savings Bank has not granted FBR a right of first refusal with respect to the underwriting of any future offering of the Savings Bank's common stock; and (f) there has been no intermediary between FBR and the Savings Bank in connection with the public offering of the Savings Bank shares, and no person is being compensated in any manner for providing such service.

The Savings Bank agrees to indemnify FBR and its controlling persons, representatives and agents in accordance with the indemnification provisions (the "Indemnification Provisions") set forth in Appendix A, and agrees to the other provisions of Appendix A, which is incorporated herein by this reference, regardless of whether the proposed Offering is consummated.

This letter is merely a statement of intent and is not a binding legal agreement except as to the compensation and reimbursement paragraphs numbered 1-4 above and the indemnity described in Appendix A. While FBR and the Savings Bank agree in principle to the contents hereof and the purpose to proceed promptly, and in good faith, to work out the arrangements with respect to the proposed offering, any legal obligations between FBR and the
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                                                                      Mr. Bowers
                                                                February 4, 2000
                                                                     Page 3 of 5

Savings Bank shall be only as set forth in a duly executed Agreement. The indemnification provision described in Appendix A will be superseded by the indemnification provisions of the Agreement entered into by the Savings Bank and FBR. Such Agreement shall be in the form and content satisfactory to FBR and subject to, among other things, there being in FBR's opinion no material adverse change in the condition or operations of the Savings Bank or no market conditions which might render the sale of the shares by the Savings Bank hereby contemplated inadvisable.

The validity and interpretation of this agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Virginia (excluding the conflicts of laws rules).

Please acknowledge your agreement to the foregoing by signing below and returning to FBR one copy of this letter along with a payment of $25,000. This proposal is open for your acceptance for a period of thirty (30) days from the date hereof.

Very truly yours,




By: J. Rock Tonkel, Jr.

Title: Managing Director

Date: ________________




Agreed and Accepted to this _________ day of ____________, 2000.


The Savings Bank of the Finger Lakes, FSB, Finger Lakes Financial Corp., and Finger Lakes Financial Corporation, M.H.C.


By: ________________________

Title: _______________________

G. Thomas Bowers
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                                                                      Mr. Bowers
                                                                February 4, 2000
                                                                     Page 4 of 5


APPENDIX A


The Savings Bank agrees to indemnify and hold harmless FBR and its affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended) and their respective directors, officers, employees, agents and controlling persons (FBR and each person being an "Indemnified Party") from and against all losses, claims, damages and liabilities (or actions, including shareholder actions, in respect thereof), joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, which are related to or result from the performance by FBR of the services contemplated by or the engagement of FBR pursuant to, this letter agreement and will promptly reimburse any Indemnified Party for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense arising from any threatened or pending claim, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by the Savings Bank. The Savings Bank will not be liable to any Indemnified Party under the foregoing indemnification and reimbursement provisions, (i) for any settlement by an Indemnified Party effected without its prior written consent (not to be unreasonably withheld); or (ii) to the extent that any loss, claim, damage or liability is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from FBR's willful misconduct or gross negligence. The Savings Bank also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Savings Bank or its security holders or creditors related to or arising out of the engagement of FBR pursuant to, or the performance by FBR of the services contemplated by, this letter agreement except to the extent that any loss, claim, damage or liability is found in a judgment by an appellate court (or trial court if FBR fails to file a timely appeal) of competent jurisdiction to have resulted primarily from FBR's willful misconduct or gross negligence.

Promptly after receipt by an Indemnified Party of notice of any intention or threat to commence an action, suit or proceeding or notice of the commencement of any action, suit or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against the Savings Bank pursuant hereto, promptly notify the Savings Bank in writing of the same. In case any such action is brought against any Indemnified Party and such Indemnified Party notifies the Savings Bank of the commencement thereof, the Savings Bank may elect to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and an Indemnified Party may retain counsel to participate in the defense of any such action; provided, however, that in no event shall the Savings Bank be required to pay fees and expenses for more than one firm of attorneys representing Indemnified Parties unless the defense of one Indemnified Party is unique or separate from that of another Indemnified Party subject to the same claim or condition. Any failure or delay by an Indemnified Party to give the notice referred to in this paragraph shall not affect such Indemnified Party's right to be indemnified hereunder, except to the extent that such failure or delay causes actual harm to the Savings Bank, or prejudices its ability to defend such action, suit or proceeding on behalf of such Indemnified Party.

If the indemnification provided for in this letter agreement is for any reason held unenforceable by an Indemnified Party (other than as a result of a judicial determination as to FBR's willful misconduct or gross negligence), the Savings Bank agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Savings Bank, on the one hand, and FBR on the other hand, of the Offering as contemplated (whether or not the Offering is consummated) or, (ii) if (but only if) the allocation provided for in clause (i) is for any reason unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Savings Bank, on the one hand and FBR, on the other hand, as well as any other relevant equitable considerations. The Savings Bank agrees that for the purposes of this paragraph the relative benefits to the Savings Bank and FBR of the Transactions as contemplated shall be deemed to be in the same proportion that the total value received or contemplated to be received by the Savings Bank or its shareholders, as the case may be, as a result of or in connection with the Transactions bear to the fees paid or to be paid to FBR under this letter agreement.
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                                                                      Mr. Bowers
                                                                February 4, 2000
                                                                     Page 5 of 5


Notwithstanding the foregoing, the Savings Bank expressly agrees that FBR shall not be required to contribute any amount in excess of the amount by which fees owed FBR hereunder (excluding reimbursable expenses), exceeds the amount of any damages which FBR has otherwise been required to pay.

The Savings Bank agrees that without FBR's prior written consent, which shall not be unreasonably withheld, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which this indemnification could be sought under the indemnification provisions of this letter agreement (in which FBR or any other indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Savings Bank in which such Indemnified Party is not named as a defendant, the Savings Bank agrees to promptly reimburse FBR on a monthly basis for all expenses incurred by it in connection with such Indemnified Party's appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements of its legal counsel. In addition to any reimbursed fees, expenses or costs outlined hereunder, FBR shall also receive from the Savings Bank cash compensation of $1,000.00 per person, per day, plus reasonable out-of-pocket expenses and costs should FBR be required to provide testimony in any formal or informal proceeding regarding the Offering.

If multiple claims are brought with respect to at least one of which indemnification is permitted under applicable law and provided for under this agreement, the Company agrees that any judgment or arbitrated award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for, except to the extent the judgment or arbitrated award expressly states that the award, or any portion thereof, is based solely on a claim as to which indemnification is not available.

In the event that the Savings Bank does not promptly assume the defense of a claim or action, the Indemnified Party shall have the right to employ counsel reasonably satisfactory to the Savings Bank, at the Savings Bank's expense, to defend such pending or threatened action or claim.


Agreed and Accepted to this _________ day of ________________, 2000.


The Savings Bank of the Finger Lakes, FSB, Finger Lakes Financial Corp., and Finger Lakes Financial Corporation, M.H.C


By:       ________________________

Title:    ________________________

G. Thomas Bowers